UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Embrex, Inc.
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This document constitutes part of a prospectus covering securities
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Embrex, Inc. Long-Term Equity Compensation Plan
Embrex, Inc. Amended and Restated Employee Stock Purchase Plan
Embrex, Inc. Amended and Restated Non-U.S. Employee Stock Purchase Plan
Participant Notice and Questions and Answers (Q&As) Regarding the Effects of the
Pfizer Merger on Embrex Equity Compensation Awards and ESPP Purchases
January 10, 2007
Dear Participants:
As you know, on November 14, 2006 Embrex, Inc. (“Embrex” or the “Company”), Pfizer Inc. (“Pfizer”) and Eagle Merger Sub Inc. (a wholly-owned subsidiary of Pfizer) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Embrex has announced a special meeting of its shareholders to be held on January 19, 2007 at 9:00 a.m. local time at its corporate headquarters in Durham, North Carolina (the “Shareholders Meeting”) to approve and adopt the Merger Agreement and the transactions contemplated thereby. If the Merger Agreement and the transactions contemplated thereby are approved by Embrex shareholders, it is anticipated that the merger will close and that Embrex will become a wholly-owned subsidiary of Pfizer as of January 19, 2007. Upon closing of the merger, holders of Embrex common stock will be entitled to receive $17.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock.
More detailed information about the proposed merger is provided in the definitive proxy statement (the “Proxy Statement”) filed by Embrex on December 12, 2006 with the U.S. Securities and Exchange Commission (“SEC”) and mailed to Embrex shareholders of record as of December 12, 2006. You may obtain a Proxy Statement and other relevant documents free of charge at the SEC’s web site, http://www.sec.gov. Copies of the Proxy Statement and other relevant filings may also be obtained, without charge, by directing a request to Mark Bethers, Vice President, Human Resources, at (919) 314-2535 or at mbethers@embrex.com.
This Notice provides important information concerning your rights as a participant in Embrex’s equity compensation and/or employee stock purchase plans as a result of the merger. In particular, the Q&As help explain what will happen to stock options, restricted stock and restricted stock units (“RSUs”) granted under the Embrex, Inc. Long-Term Equity Compensation Plan, formerly the Embrex, Inc. Amended and Restated Incentive Stock Option and Nonstatutory Stock Option Plan (the “Plan”). In addition, this Notice and the Q&As help explain the steps you must take in order to purchase shares of Embrex common stock under the Embrex employee stock purchase plans (ESPPs) in light of the merger.
This Participant Notice and the Q&As contain important information outlining certain steps you must take as a participant in these plans. Please read this information carefully. Once the merger has been approved, participants in the Plan and the ESPPs will receive more information if they need to take any actions other than those described in this Participant Notice and Q&As.
All of the discussions provided in this Q&A generally assume that Embrex’s shareholders will approve the Merger Agreement and the transactions contemplated thereby at the special meeting of Embrex’s Shareholders on January 19, 2007, that the other conditions to closing will be satisfied and that the merger will be completed and will close effective as of January 19, 2007. If such approval is not obtained or the closing is delayed, you will receive further instructions concerning your rights under the Plan and ESPPs.

Embrex Employee Stock Purchase Plans (ESPPs)
The following Q&As address what will happen to participant accounts under the Embrex, Inc. Amended and Restated Employee Stock Purchase Plan and the Embrex, Inc. Amended and Restated Non-U.S. Employee Stock Purchase Plan (collectively the “ESPPs”). There may be some variation in the taxation of ESPP shares from country to country depending on local laws for employees outside the United States.
1.	I do not currently participate in the ESPPs. Do I need to read this section or take any other action?

No, if you were not a participant in one of the ESPPs on November 14, 2006, this section does not apply to you. Only employees participating in one of the ESPPs on that date are eligible to purchase shares through the ESPP. Under the terms of the ESPPs and the Merger Agreement, the ESPPs were closed to new participants November 14, 2006.

2.	I currently participate in one of the ESPPs. What will happen to the ESPPs and the amounts held in my Stock Purchase Account if the merger is approved?

If you were enrolled and participating in one of the ESPPs on November 14, 2006, you may continue to participate in the ESPP and have amounts deducted from your paycheck and contributed to your Stock Purchase Account until the shareholder vote on the Merger Agreement and the transactions contemplated thereby. (In accordance with the terms of the ESPPs and the Merger Agreement, however, you may not increase your payroll deduction percentage in effect on November 14, 2006.)

Assuming the Merger Agreement and the transactions contemplated thereby are approved by Embrex shareholders on January 19, 2007, the current purchase periods under the ESPPs will automatically end and the ESPPs will terminate on such date. Prior to that time, you may elect to have your ESPP Stock Purchase Account used to purchase shares of Embrex common stock by completing and returning the appropriate Stock Authorization Form (attached) to your local HR representative by close of business on January 17, 2007. You must affirmatively instruct Embrex to use your Stock Purchase Account to purchase Embrex shares to receive the shares.

3.	What will be the purchase price of additional shares purchased under the ESPPs?

If you elect to purchase shares of common stock with your ESPP Stock Purchase Account, the per share purchase price will be determined based on the lower of eighty-five percent (85%) of the Fair Market Value of the Common Stock on (1) the beginning of the Purchase Period, or (2) the date you exercise your right to purchase. Given the current trading price and pending merger, the purchase price for shares under the ESPP is expected to equal $8.5765 or eighty-five percent (85%) of the Fair Market Value of Embrex’s common stock as of the beginning of the current ESPP purchase period.

4.	If I exercise my right to purchase shares through one of the ESPPs, how many shares of Embrex common stock will I receive?

Only whole shares of Embrex Common Stock may be purchased under the ESPPs. Accordingly, all or such portion of your ESPP Stock Purchase Account as you instruct to be used for stock purchases in the Stock Authorization Form will be divided by the ESPP purchase price for the period and that number of whole shares will be converted into Embrex common stock. Any cash remaining in your Stock Purchase Account following the purchase of such shares will be distributed to you in cash by February 18, 2007.

Embrex Common Stock purchased through your ESPP Stock Purchase Account will be treated in the same manner as other outstanding shares of Embrex Common Stock in the merger and each outstanding share will be converted to $17.00 in cash, less applicable withholdings, and paid to you following the close of the merger as generally described in the Proxy Statement.

5.	What happens if I fail to complete and return the attached Stock Authorization Form by close of business on January 17, 2007?

If you fail to make an ESPP stock purchase request by completing and returning the attached Stock Authorization Form by close of business on January 17, 2007, you will be considered to have elected not to purchase any shares of Embrex stock with your ESPP Stock Purchase Account and the entire amount in your Stock Purchase Account following closing of the merger will be returned to you in cash by February 18, 2007.

6.	May I elect to withdraw from the ESPPs prior to the merger?

Yes. In accordance with the terms of the ESPPs, you may cease having amounts deducted from your paycheck and withdraw from the ESPPs at any time by completing and returning the relevant portion of the attached Stock Authorization Form. Please note, however, that if you elect to cease participation in and withdraw from the ESPPs, your entire account balance will be paid to you in cash within thirty (30) days and you will cease to be eligible to purchase any shares of Embrex common stock under the ESPPs. Accordingly, you would not benefit from the appreciation in the stock price over the course of the current purchase period.

7.	What are the tax consequences to my participation in the ESPP and the conversion of shares purchased under the ESPP to cash in connection with the merger?

Tax rules vary throughout the world. In most countries where Embrex has employees, the purchase of shares through the ESPPs and the conversion of the shares into cash in conjunction with the closing will be considered income and will be taxed accordingly. Where required, Embrex will make the appropriate tax withholding and governmental reporting. Please consult your personal tax advisor for country-specific tax information.

Shares purchased under the ESPPs during the current purchase period will necessarily be held less than two years from the grant date when converted into cash. As a result, U.S. employees will generally recognize ordinary income on the purchase of shares equal to the difference between the fair market value of the shares on the purchase date less the purchase price of the shares. This amount will be reported on participants’ Form W-2s for 2007.

8.	Will there be any fees associated with the conversion of my ESPP shares to cash?

Certain brokers may charge a fee for processing the conversion of ESPP shares into cash in connection with the merger. For example, E*TRADE typically charges a $20 per account re-organization fee that will be deducted from your account the same day the shares are exchanged for cash.

9.	Will I receive any type of tax reporting associated with the purchase of shares and conversion of my ESPP shares into cash in connection with the merger?

Yes, in addition to the reporting of ordinary income on Form W-2 as described above, U.S. employees will receive a 2007 Form 1099B related to the sale / conversion and backup withholding on ESPP shares, as applicable. The 2007 tax forms will be mailed in the beginning of the 2008 calendar year.

Embrex Stock Options
This section contains general statements about the treatment of stock options granted under the Embrex, Inc. Long-Term Equity Compensation Plan (the “Plan”). There may be some variation in the taxation of stock options from country to country depending upon local laws and regulations for optionees outside the United States.
1.	I currently hold Embrex stock options granted under the Plan. What will happen to my stock options as a result of the proposed merger?

The merger has been structured to provide that all Embrex stock options outstanding immediately prior to closing of the merger be fully vested and exercisable. Any outstanding stock options with an exercise price less than $17.00 per share outstanding at closing will then be automatically canceled and converted into the optionee’s right to receive a cash payment following the closing date. The amount of the cash payment will be equal to the $17.00 per share deal price less the applicable exercise price of the canceled stock option, multiplied by the number of shares for which the option was exercisable immediately prior to cancellation. The cash payment will also be reduced by any amounts required to be withheld for tax purposes. The following chart illustrates how outstanding Embrex stock options would be automatically cashed out upon closing of the proposed merger at representative price levels:

Total				Calculation
number		Option	Pre-tax cash	of total	Total
of	Deal	exercise	payable per	pre-tax cash	pre-tax cash
options	price	price	option share	payable	payable
100	$17.00	$9.66	$7.34	100 x $7.34	$734.00
200	$17.00	$13.09	$3.91	200 x $3.91	$782.00
100	$17.00	$15.625	$1.375	100 x $1.375	$137.50
50	$17.00	$17.99	$0	50 x $0	$0
				Total	$1,653.50

2.	What happens to options that have an exercise price greater than or equal to $17.00?

All outstanding Embrex stock options will be canceled at closing of the merger. Holders of stock options will not have the right to receive any cash for Embrex stock options that have an exercise price greater than or equal to the $17.00 per share deal price (see the table above).

3.	Is it possible to exercise my options prior to closing or must I wait and have my stock options cashed out as described above?

In accordance with the terms of the Plan, all currently outstanding stock options (including previously unvested options) shall become immediately vested and exercisable with delivery of this Notice. Accordingly, you may exercise any outstanding Embrex stock option in the manner described for the exercise of such stock option in the Plan and your applicable Stock Option Agreement(s) up through the time of the merger. For administrative and share reconciliation purposes, any options you desire to exercise prior to the merger must be exercised no later than close of business on January 17, 2007 by completing and returning the stock option exercise portion of the attached Stock Authorization Form.

Please note, however, if you elect to exercise your stock options rather than have them automatically cashed out as described above, you must pay the option exercise price (or arrange for net exercise), pay any applicable withholdings, and follow all other applicable option exercise requirements set forth in the Plan and applicable Stock Option Agreement. If you exercise your stock option prior to closing, you will receive shares of Embrex common stock. If you exercise your option prior to closing and hold your Embrex common stock as of the closing date, you will be treated in the same manner as other holders of Embrex common stock as described in the Proxy Statement.

4.	Do I have to exercise my stock options to receive the cash payment?

No, you do not have to exercise any stock options that remain outstanding immediately prior to closing of the merger in order to receive the cash payment described above. The cash out payment will automatically be made to you as soon as practicable following the closing of the merger and the Company’s receipt of a signed Acknowledgement Form from you consenting to the cancellation of all of your outstanding stock options in exchange for the cash payment.

Please also note that you should exercise any stock options which would otherwise expire pursuant to their initial terms prior to closing of the merger. For example, should the closing of the merger be delayed beyond the anticipated January 19, 2007 effective date for any reason, if you have outstanding stock options which expire on their own terms on January 22, 2007, you will need to exercise those options on January 22, 2007 in order to receive the benefit of those stock options. Previously expired stock options will not be cashed out at closing.

5.	What if I am no longer employed by Embrex (or I am a non-employee option holder)?

If you have stock options outstanding at the closing of the proposed merger, your vested options will be eligible for the same automatic cash payment as those stock options held by current Embrex employees, subject to your delivery to the Company of a signed Acknowledgement Form consenting to the cancellation of all of your outstanding stock options in exchange for the cash payment. Any of your options that have expired or been canceled prior to the effective time of the proposed transaction (for example, any options forfeited because of your separation from service with Embrex) will not be eligible for such treatment.

6.	What do I need to do to receive payment for my stock options?

If you are eligible to receive a cash payment for your stock options, you will need to return a signed Acknowledgement Form consenting to the cancellation of all of your outstanding Embrex stock options at the closing of the merger in order to receive the cash payment for your stock options. If you do not return a signed Acknowledgement Form, you will not be eligible to receive the cash payment.

7.	How do I obtain and complete the Acknowledgement Form?

If you are eligible to receive a cash payment in exchange for the cancellation of your stock options, an Acknowledgement Form by which you may consent to the cancellation of your options will be sent to you concurrent with closing of the merger. The Acknowledgment Form will include instructions for completing and returning the form.

8.	When will I receive the cash payment?

You will receive the cash payment in exchange for the cancellation of your stock options outstanding at closing as soon as practicable following the effective date of the merger and

Embrex’s receipt of your signed Acknowledgement Form consenting to the cancellation of your stock options.

9.	How will I receive the cash payment?

The method of payment, whether by deposit to your E*TRADE account, check, or other method, as well as whether it will be included with your usual pay or be paid separately, will be determined in conjunction with the paying agent for the merger and your local payroll department. Please check with your local Human Resources representative for additional details following the merger.

10.	Will I have to pay taxes on the payment?

Tax rules vary throughout the world. In most countries where Embrex has employees, the payment will be considered income and will be taxed accordingly. Where it is required, Embrex will make the appropriate tax withholding and governmental reporting. Please check with your local Human Resources representative if you need country-specific information.

11.	Will I be paid in U.S. dollars?

You will be paid in the same currency as your regular pay.

12.	Will my payment be eligible for 401(k) deferrals (U.S. only)?

No. The payment is not eligible for 401(k) deferrals.

13.	What happens to my options between now and the completion of the proposed merger?

Until the merger is closed, outstanding stock options continue to operate under the terms of the Plan and respective Stock Option Agreements. This means, for example, that you may generally elect to exercise any outstanding stock options you have up through the merger.

It also means that if you leave Embrex before the merger is completed, your stock options could potentially expire or otherwise be forfeited prior to the closing under the terms of the Plan and the applicable Stock Option Agreements. Any options that are forfeited will not be eligible to receive any cash payment in connection with the merger.

14.	Who can I contact if I have questions?

You may contact Mark Bethers, Vice President, Human Resources, at (919) 314-2535 or mbethers@embrex.com or you may contact your local Human Resources representative.

Embrex Restricted Stock Units (RSUs)
This section contains general statements about the treatment of restricted stock units (“RSUs”) awarded under the Embrex, Inc. Long-Term Equity Compensation Plan (the “Plan”). There may be some variations in the taxation of RSUs from country to country depending on local laws for RSU recipients outside the United States.
1.	I currently hold RSUs granted under the Plan. What will happen to my RSUs as a result of the merger?

Under the terms of the Merger Agreement, the Plan, and applicable RSU Agreements, all vested RSUs outstanding as of closing of the merger will be canceled and converted into a right to receive a cash payment equal to $17.00 multiplied by the number of shares of Embrex common stock represented by the vested RSU award, minus any amounts required to be withheld for tax purposes. (As a general rule, the change in control provisions in the RSU Agreements provide for automatic vesting of RSUs upon closing of the merger except for certain RSUs granted to members of the Board of Directors and officers of the Company. Please consult the Plan and your applicable RSU Agreements for more information on your particular vesting provisions.) The following chart illustrates how vested RSUs outstanding at closing of the merger will be automatically cashed out:

		Calculation of
		total pre-tax	Total pre-tax
Total vested RSUs	Deal price	cash payable	cash payable
50 (2005)	$17.00	50 x $17.00	$850.00
70 (2006)	$17.00	70 x $17.00	$1,190.00
		Total	$2,040.00

Under the terms of the Merger Agreement, the Plan, and applicable RSU Agreements, all unvested RSUs outstanding as of closing of the merger will be forfeited.
2.	What do I need to do to receive a cash payment for my RSU awards?

If you have outstanding RSUs for which the vesting is accelerated in connection with the merger, you must return a signed Acknowledgement Form acknowledging the cancellation of your outstanding RSUs in exchange for the cash payment described above. If you do not return a signed Acknowledgement Form, you will not receive the cash payment.

3.	How do I obtain and complete the Acknowledgement Form?

If you are eligible to receive a cash payment in exchange for the cancellation of your RSUs, an Acknowledgement Form by which you may consent to the cancellation of your RSUs will be sent to you concurrent with the closing of the merger. The Acknowledgment Form will include instructions for completing and returning the form.

4.	When will I receive the payment?

You will receive the cash payment described above as soon as practicable following closing of the merger and Embrex’s receipt of your signed Acknowledgement Form consenting to cancellation of all of your RSU Awards outstanding at the time of the merger.

5.	How will I receive the payment?

The method of payment, whether by check, direct deposit or other method, as well as whether it will be included with your usual pay or be paid separately, will be determined by the paying agent for the merger and your local payroll department. Please check with your local Human Resources representative for additional details following the merger.

6.	Will I have to pay taxes on the payment?

Tax rules vary throughout the world. In most countries where Embrex has employees the cash payment will be considered income and will be taxed accordingly. Where required, Embrex will make the appropriate tax withholding and governmental reporting. Please check with your local Human Resources representative if you need country-specific information.

7.	Will I be paid in U.S. dollars?

You will be paid in the same currency as your regular pay.

8.	Will my payment be eligible for 401(k) deferrals (U.S. only)?

No. The payment is not eligible for 401(k) deferrals.

9.	What happens to my RSUs between now and the completion of the proposed transaction?

Until the merger is completed, outstanding RSUs will continue to be governed by, and subject to, the terms of the Plan and applicable RSU Agreements. This means, for example, that any RSUs that vest prior to closing (other than deferred RSUs) will be settled by delivery to you of shares of Embrex stock in accordance with the terms of the Plan. Furthermore, it means that if you cease providing services to Embrex before closing, your RSUs may be forfeited.

10.	I previously elected to defer receipt of some of my RSUs. How will deferred RSUs be treated in connection with the merger?

Under the terms of the Plan and applicable RSU Agreements, settlement of vested but deferred RSUs will automatically be accelerated and deferred RSUs will be treated the same as other RSUs at the closing of the merger. Accordingly, vested but deferred RSUs will be converted into a right to receive a cash payment equal to $17.00 multiplied by the number of shares of Embrex common stock represented by the deferred RSU Award, minus applicable tax withholdings.

11.	What happens if my RSU Agreement does not provide for automatic vesting of certain RSU awards upon closing of the merger?

Some RSUs granted to members of the Board of Directors and certain officers of the Company in July 2006 are not eligible for automatic vesting upon closing of the merger. In accordance with the terms of the applicable RSU Agreements and the Merger Agreement, any RSU that remains unvested as of the closing will be automatically forfeited.

12.	Who can I contact if I have questions?

You may contact Mark Bethers, Vice President, Human Resources, at (919) 314-2535 or mbethers@embrex.com or you may contact your local Human Resources representative.

Embrex Restricted Stock Awards
This section provides general statements about the treatment of restricted stock awards granted under the Embrex, Inc. Long-Term Equity Compensation Plan (the “Plan”). There may be some variation in the processing and taxation of restricted stock awards from country to country depending upon local laws and regulations for those restricted stock recipients located outside the United States.
1.	I currently hold restricted stock awards granted under the Plan. What will happen to my restricted stock awards as a result of the merger?

Under the terms of the Plan and applicable restricted stock agreements, all restricted stock awards granted under the Plan (whether previously vested or not) will become fully vested upon closing of the merger. As with other restricted stock awards granted under the Plan, the vesting of the shares will generally be considered a taxable event.

Your vested restricted stock awards will be treated in the same manner as other outstanding shares of Embrex common stock in the merger. That treatment is described in greater detail in the Proxy Statement. As with other shares of Embrex common stock, holders of restricted stock (whether vested immediately upon closing or prior to that time) will be entitled to receive $17.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock.

2.	What do I need to do to receive payment for my restricted stock awards?

More detailed information regarding the cash payment to be made with respect to shares of Embrex common stock (including outstanding restricted stock awards) is provided in the Proxy Statement.

3.	What happens if I have unvested restricted stock but terminate my employment or otherwise cease providing services to Embrex prior to closing?

Up until the time of closing, all restricted stock awards will remain subject to, and be governed by, the terms and conditions of the Plan and applicable restricted stock agreements. If you currently have unvested restricted stock awards and terminate employment or cease providing services to Embrex before closing, the unvested restricted stock awards may, in accordance with the terms of the applicable restricted stock agreement, be automatically forfeited. Any restricted stock awards forfeited prior to closing and thus no longer outstanding as of the effective time of the merger will be canceled and will not entitle you to receipt of any form of cash payment in connection with the merger.

Other Important Information
As with Embrex shareholders, participants in the Embrex, Inc. Long-Term Equity Compensation Plan and ESPPs are urged to read Embrex’s Proxy Statement relating to the special Shareholders Meeting to consider the proposed transaction as the Proxy Statement contains more detailed information regarding the merger and the overall process for providing cash payments in exchange for Embrex common stock and various awards under the Plan.
Tax matters can be complicated and the tax consequences of the merger to you will depend on your personal situation. You should consult your personal tax advisor for a complete understanding of the tax consequences of the merger to you.
If you have questions concerning this Participant Notice or need additional information, you may contact Mark Bethers, Vice President, Human Resources, at (919) 314-2535 or mbethers@embrex.com or you may contact your local Human Resources representative.

U.S. TREASURY DEPARTMENT CIRCULAR 230 NOTICE: Any tax advice contained in this communication, including attachments and enclosures, was not intended or written to be used and cannot be used (i) to avoid tax penalties or (ii) to promote, market, or recommend to another person any transaction or matter addressed in this communication.